Registration No. 33-84894
                                                                 Rule 424(b)(3)

          SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED OCTOBER 30, 1995

                     MLCC Mortgage Investors, Inc., Seller
             Mortgage Loan Asset Backed Pass-Through Certificates,
                             Series 1995B, Class A

                       MERRILL LYNCH CREDIT CORPORATION
                                Master Servicer

     On November 2, 1995, the Mortgage Loan Asset Backed Pass-Through Certificates, Series 1995B, Class A (the "Offered Certificates") were issued in an approximate original aggregate principal amount of $389,312,848. The Offered Certificates represented beneficial interests in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of October 1, 1995 by and among MLCC Mortgage Investors, Inc., as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The Master Servicer has informed the Seller that the Master Servicer has entered into a contract with Cendant Mortgage Corporation, as subservicer, to perform its servicing duties under the Pooling and Servicing Agreement. The contract with Cendant Mortgage Corporation does not include the Master Servicer's servicing duties with respect to the Additional Collateral under the Pooling and Servicing Agreement. Notwithstanding such subservicing arrangements entered into by the Master Servicer with Cendant Mortgage Corporation or any other subservicer, the Master Servicer will not be released from its obligations under the Pooling and Servicing Agreement and will remain liable for the servicing of the Mortgage Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such liability by virtue of such subservicing arrangements.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Program--Delinquency and Loan Loss Experience" on page S-27 and S-28 of the Prospectus Supplement are hereby updated, in their entirety, as follows:


                                                      PRIMEFIRST(R) LOAN DELINQUENCY EXPERIENCE
                                                               (Dollars in Thousands)

                                          December 31, 2000            December 31, 1999             December 31, 1998
                                      ------------------------     -------------------------      -------------------------
                                      Number of                    Number of                      Number of
                                      PrimeFirst     Principal     PrimeFirst      Principal      PrimeFirst      Principal
                                        Loans         Amount         Loans          Amount         Loans          Amount
PrimeFirst Loans
  Outstanding...................         17,917      $6,750,058       11,223      $4,526,896         11,263      $4,408,862
Delinquency Period
  30-59 Days....................            486      $  197,046          199      $   76,666            184      $   77,751
  60-89 Days....................             55          28,746           38          15,834             26           9,815
  90 Days or More*..............             20          13,294           15           8,300             34          23,664
                                         ------      ----------       ------      ----------         ------      ----------
     Total Delinquency..........            561      $  239,086          252      $  100,800            244      $  111,230
                                         ======      ==========       ======      ==========         ======      ==========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................           3.13%           3.54%        2.25%           2.23%          2.17%           2.52%

Loans in Foreclosure............             36      $   24,910           36      $   33,135             47      $   43,681

Loans in Foreclosure as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................           0.20%           0.37%        0.32%           0.73%          0.42%           0.99%

_______________
* Does not include loans subject to bankruptcy proceedings.



                                                                 PRIMEFIRST(R) LOAN LOSS EXPERIENCE
                                                                        (Dollars in Thousands)

                                                           Year Ended            Year Ended           Year Ended
                                                       December 31, 2000     December 31, 1999     December 31, 1998
Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................          $5,638,477           $4,467,879           $4,855,906
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................              14,570               11,243               12,711

Gross Charge-offs.................................          $      885           $    5,578            $   4,030
Recoveries........................................                   0                   16                    2
                                                            ----------           ----------            ---------
Net Charge-offs...................................          $      885           $    5,562            $   4,028
                                                            ==========           ==========            =========
Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...................                0.02%                0.12%                0.08%


     The first two tables set forth after the second paragraph under the heading "MLCC and its Mortgage Program-Delinquency and Loan Loss Experience" on pages S-28 and S-29 of the Prospectus Supplement are hereby updated in their entirety as follows:


                                        Revolving Credit Line Loan Delinquency Experience
                                                     (Dollars in Thousands)

                                       Year ended      Year ended       Year ended       Year ended       Year ended
                                      December 31,    December 31,     December 31,     December 31,     December 31,
                                          1996            1997             1998             1999             2000
                                      ------------    ------------     ------------     ------------     ------------
Number of Revolving Credit
  Line (RCL) Loans Serviced......         28,368           31,395            30,571          31,517           33,863
Aggregate Loan Balance of
  RCL Loans Serviced.............   $  1,353,800       $1,387,217        $1,191,938      $1,202,594       $1,313,527
Loan Balance of RCL Loans
  2 months Delinquent............   $      8,292           $5,450            $6,634          $6,427           $8,137
Loan Balance of RCL Loans
  3 months or more Delinquent(1).   $     39,508          $44,104           $31,348         $22,863          $18,782
Total of 2 months or more
  Delinquent as a % of Loan
  Balance of RCL Loans...........           3.53%            3.57%             3.19%           2.44%            2.05%


                                                     Revolving Credit Line Loan Loss Experience
                                                                (Dollars in Thousands)

                                       Year ended      Year ended       Year ended        Year ended       Year ended
                                      December 31,    December 31,     December 31,      December 31,     December 31,
                                          1996            1997             1998              1999             2000
                                      ------------    ------------     ------------      ------------     ------------
Number of Revolving Credit
Line Loans serviced..............          28,368          31,395           30,571            31,517            33,863
Aggregate Loan Balance of
 RCL Loans Serviced..............     $ 1,353,800     $ 1,387,217      $ 1,191,938       $ 1,202,594       $ 1,313,527
For the Period:
Gross Charge-offs Dollars........     $     1,860     $     4,269      $     2,756       $     4,445       $     3,884
  Percentage(2)..................            0.14%           0.31%            0.23%             0.37%             0.30%
_______________
(1)        Includes Bankruptcy and Foreclosure.
(2)        As a percentage of aggregate balance of revolving credit line loans serviced.


     Additionally, the information contained in the table entitled "Range of Cut-Off Date Principal Balances" under the heading "The Mortgage Pool" on page S-19 of the Prospectus Supplement and the tables entitled "Prime Index Mortgage Loan Margins", "One-Month LIBOR Index Mortgage Loan Margins", "Six-Month LIBOR Index Mortgage Loan Margins" and "One-Year Treasury Index Mortgage Loan Margins" on page S-22 of the Prospectus Supplement are hereby updated to indicate, as of December 31, 2000, the Mortgage Loan Balances and margins of the Mortgage Loans:


                                  Range of Principal Balances as of December 31, 2000

                                                                                              % of Mortgage
                                          Number of                                         Pool by Principal
Range of Principal Balances             Mortgage Loans         Principal Balance                 Balance
--------------------------------------------------------------------------------------------------------------------
$0-49,999.99                                    6                $     139,135.87                  0.10%
$55,000-59,999.99                               1                       59,000.00                  0.04%
$60,000-74,999.99                               7                      494,168.41                  0.34%
$75,000-99,999.99                              20                    1,775,659.73                  1.22%
$100,000-149,999.99                            51                    6,300,544.39                  4.33%
$150,000-199,999.99                            41                    7,055,975.31                  4.85%
$200,000-249,999.99                            27                    6,081,120.73                  4.18%
$250,000-299,999.99                            30                    8,209,520.31                  5.64%
$300,000-349,999.99                            25                    8,243,390.51                  5.66%
$350,000-399,999.99                            20                    7,580,283.53                  5.21%
$400,000-449,999.99                            12                    5,096,199.21                  3.50%
$450,000-499,999.99                             7                    3,411,085.90                  2.34%
$500,000-549,999.99                             5                    2,645,334.02                  1.82%
$550,000-599,999.99                             6                    3,512,338.29                  2.41%
$600,000-649,999.99                             8                    4,885,969.36                  3.36%
$650,000-699,999.99                             2                    1,327,500.00                  0.91%
$700,000-749,999.99                             5                    3,681,421.37                  2.53%
$750,000-799,999.99                             4                    3,132,268.92                  2.15%
$800,000-849,999.99                             1                      848,868.79                  0.58%
$850,000-899,999.99                             5                    4,418,268.92                  3.03%
$900,000-949,999.99                             2                    1,853,071.61                  1.27%
$950,000-999,999.99                             9                    8,981,925.32                  6.17%
$1,000,000-1,099,999.99                        12                   12,384,707.38                  8.50%
$1,100,000-1,199,999.99                         6                    6,724,221.48                  4.62%
$1,200,000-1,299,999.99                         2                    2,450,000.00                  1.68%
$1,300,000-1,399,999.99                         2                    2,733,797.97                  1.88%
$1,400,000-1,499,999.99                         7                   10,199,877.76                  7.00%
$1,500,000-1,599,999.99                         2                    3,109,593.76                  2.14%
$1,600,000-1,699,999.99                         2                    3,220,000.00                  2.21%
$1,800,000-1,899,999.99                         2                    3,699,901.06                  2.54%
$2,000,000-2,099,999.99                         2                    4,000,000.00                  2.75%
$2,200,000-2,299,999.99                         1                    2,250,000.00                  1.55%
$2,400,000-2,499,999.99                         1                    2,499,869.80                  1.72%
$2,600,000-2,699,999.99                         1                    2,624,999.99                  1.80%
                                    --------------------------------------------------------------------------------
               TOTALS                         334                $ 145,630,019.70                100.00%
                                    ================================================================================



                                  Prime Index Mortgage Loan Margins as of December 31, 2000

                                                                                                          % of Mortgage
                                                       Number of                                        Pool by Principal
                    Margin                          Mortgage Loans           Principal Balance               Balance
-------------------------------------------------------------------------------------------------------------------------------
                    -0.875                                  1                  $   600,000.00                 10.96%
                    -0.75                                   1                      297,907.20                  5.44%
                    -0.25                                   2                      491,377.83                  8.98%
                     0                                      2                      858,218.03                 15.68%
                     0.25                                   4                      388,039.73                  7.09%
                     1.75                                   1                      485,091.15                  8.86%
                     1.875                                  1                      352,499.96                  6.44%
                     2.125                                  1                    2,000,000.00                 36.54%
                                               --------------------------------------------------------------------------------
                    TOTALS                                 13                   $5,473,133.90                100.00%
                                               ================================================================================


                                  One-Month LIBOR Index Mortgage Loan Margins as of December 31, 2000

                                                                                                          % of Mortgage
                                                       Number of                                        Pool by Principal
                    Margin                          Mortgage Loans           Principal Balance               Balance
-------------------------------------------------------------------------------------------------------------------------------
                     0                                       1                 $    171,442.71                 0.21%
                     1.25                                    2                    1,257,352.64                 1.54%
                     1.375                                   9                   11,878,290.78                14.53%
                     1.5                                     4                    3,368,765.33                 4.12%
                     1.625                                  16                    9,868,938.85                12.07%
                     1.75                                    9                    5,770,328.39                 7.06%
                     1.875                                  40                   24,131,717.67                29.52%
                     2                                      12                    6,611,347.91                 8.09%
                     2.125                                  36                    9,590,168.90                11.73%
                     2.25                                    5                    2,067,877.46                 2.53%
                     2.375                                  29                    5,466,347.06                 6.69%
                     2.5                                     1                      129,883.34                 0.16%
                     2.625                                  13                    1,435,078.49                 1.76%
                                               --------------------------------------------------------------------------------
                    TOTALS                                 177                 $ 81,747,539.53               100.00%
                                               ================================================================================


                               Six-Month LIBOR Index Mortgage Loan Margins as of December 31, 2000

                                                                                                          % of Mortgage
                                                       Number of                                        Pool by Principal
                    Margin                          Mortgage Loans           Principal Balance               Balance
-------------------------------------------------------------------------------------------------------------------------------
                     1                                       1                 $    299,999.99                 0.55%
                     1.125                                   1                      600,000.00                 1.09%
                     1.25                                    1                      100,000.01                 0.18%
                     1.375                                   1                    1,063,894.84                 1.94%
                     1.5                                    11                   13,519,293.25                24.64%
                     1.625                                   9                    5,446,363.22                 9.93%
                     1.75                                   23                   10,165,112.71                18.52%
                     1.875                                   6                    4,911,844.23                 8.95%
                     2                                      21                    8,825,683.09                16.08%
                     2.125                                   3                    1,979,991.16                 3.61%
                     2.25                                   31                    5,168,523.05                 9.42%
                     2.375                                   2                    1,016,251.23                 1.85%
                     2.5                                    11                    1,319,127.61                 2.40%
                     2.625                                   1                       59,000.00                 0.11%
                     2.75                                    4                      397,568.97                 0.72%
                                               --------------------------------------------------------------------------------
                    TOTALS                                 126                 $ 54,872,653.36               100.00%
                                               ================================================================================


                            One-Year Treasury Index Mortgage Loan Margins as of December 31, 2000

                                                                                                          % of Mortgage
                                                       Number of                                        Pool by Principal
                    Margin                          Mortgage Loans           Principal Balance               Balance
-------------------------------------------------------------------------------------------------------------------------------
                     1.5                                    1                  $   599,874.64                 16.96%
                     1.875                                  3                      817,788.04                 23.12%
                     2.375                                  1                      250,996.32                  7.10%
                     2.5                                    8                    1,070,693.88                 30.27%
                     2.625                                  2                      381,028.82                 10.77%
                     2.75                                   3                      416,311.21                 11.78%
                                               --------------------------------------------------------------------------------
                    TOTALS                                 18                  $ 3,536,692.91                100.00%
                                               ================================================================================


                             --------------------


                The date of this Supplement is March 30, 2001.